Exhibit 10.1

FORTIVE CORPORATION

EXECUTIVE OFFICER CASH SEVERANCE POLICY

Fortive Corporation (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any Executive Officer of the Company, or establish any new severance plan or policy covering any Executive Officer of the Company, in each case that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s Base Salary plus Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.

For purposes of this policy:

“Base Salary” means the amount an Executive Officer is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by the Company as consideration for the Executive Officer’s services.

“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the Executive Officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans or inducement plans or awards prior to the Executive Officer’s termination of employment, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period required to be paid pursuant to the terms of any Company plan or policy, (f) accrued but unpaid Base Salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date or (g) any payment in respect of the Executive Officer’s bonus for the year of termination based on target or actual performance (prorated based on the Executive Officer’s days of service during the annual performance period).

“Executive Officer” means those “officers” covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Target Bonus” means the Executive Officer’s target bonus under the Company’s annual incentive compensation plan applicable to the Executive Officer for the year of termination, provided that if no target bonus has been established for such year under such plan, the year immediately preceding the year of termination.